As filed with the Securities and Exchange Commission on July 15, 2008

Registration No. 333-138596

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACROVISION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0156161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2830 De La Cruz Boulevard, Santa Clara, California 95050

(408) 562-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alfred J. Amoroso

President and Chief Executive Officer

Macrovision Corporation

2830 De La Cruz Boulevard, Santa Clara, California 95050

(408) 562-8400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

COPIES TO:

Jon E. Gavenman Heller Ehrman LLP 275 Middlefield Road Menlo Park, California 94025	Stephen Yu Executive Vice President, General Counsel and Secretary Macrovision Corporation 2830 De La Cruz Boulevard Santa Clara, California 95050

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-3 (Registration No. 333-138596) (the “Registration Statement”) of Macrovision Corporation, a Delaware corporation (“Macrovision”), pertaining to the registration of 8,485,704 shares of Macrovision Common Stock, par value $0.001 per share, and $240,000,000 of 2.625% Convertible Senior Notes due 2011, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on November 13, 2006.

On May 2, 2008, pursuant to the Agreement and Plan of Mergers (the “Merger Agreement”), dated as of December 6, 2007, by and among Macrovision Solutions Corporation (previously referred to as Saturn Holding Corp), Macrovision, Gemstar-TV Guide International, Inc. (“Gemstar-TV Guide”), Mars Merger Sub, Inc. (“Mars Merger Sub”) and Galaxy Merger Sub, Inc. (“Galaxy Merger Sub”), Mars Merger Sub merged with and into Macrovision with Macrovision as the surviving corporation and Galaxy Merger Sub merged with and into Gemstar-TV Guide with Gemstar-TV Guide as the surviving corporation (collectively, the “Mergers”). As a result of the Mergers, Macrovision and Gemstar-TV Guide each are now wholly owned subsidiaries of Macrovision Solutions Corporation.

As a result of the Mergers, Macrovision has terminated all offerings of Macrovision Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Macrovision in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Macrovision Common Stock which remain unsold at the termination of the offering, Macrovision hereby removes from registration all shares of Macrovision Common Stock registered under the Registration Statement which remain unsold as of May 2, 2008. Macrovision has transferred its Common Stock to Macrovision Solutions Corporation as the successor entity.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 15th day of July, 2008.

MACROVISION CORPORATION

By:	/s/ Alfred J. Amoroso
Alfred J. Amoroso President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alfred J. Amoroso Alfred J. Amoroso	President, Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2008

/s/ James Budge James Budge	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 15, 2008

/s/ Stephen Yu Stephen Yu	Director	July 15, 2008